UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 2, 2014 (September 10, 2014)

NEW YORK GLOBAL INNOVATIONS INC.
 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE
 (State or Other Jurisdiction of Incorporation)

000-24431	84-1417774
(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, Suite 307, New York, NY	10003
(Address of Principal Executive Offices)	(Zip Code)

(646) 233-1454

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

New York Global Innovations Inc., or the Company, has appointed Mr. Chanan Morris, age 48, to serve as the Company’s Chief Financial Officer, effective as of October 10, 2014.

For his service as Chief Financial Officer, Mr. Morris will receive a monthly fee in the amount of $2,500 plus VAT per month, as well as the reimbursement of related expenses.

Mr. Morris will provide CFO services to the Company through A.M. Ltd. Mr. Morris has been employed as Vice President of Finance at Mango DSP Ltd since September 2011. He also serves as Vice President of Finance for Mate Intelligent Video 2009 Ltd, Mango DSP Inc., Power ID Ltd and Power Flex Ltd. Since September 2013, Mr. Morris has served as Chief Financial Officer of Galmed Pharmaceuticals Ltd. (Nasdaq: GLMD). From September 2009 to September 2011, Mr. Morris served as Vice President of Finance of Power Paper Ltd. Mr. Morris is currently a Director at Mate Intelligent Video 2009 Ltd and Mango DSP Inc. Mr. Morris holds a Bsc. in Accounting from Northeastern Illinois University.

There are no transactions in which Mr. Morris has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Termination of Chief Financial Officer

On September 10, 2014, the Company notified Mr. Tomer Assis, the Company’s Chief Financial Officer, of the termination of his engagement with the Company. In accordance with his services agreement, Mr. Assis is entitled to a 30-day notice. Accordingly, his engagement with the Company will be terminated on October 9, 2014. The termination was not due to any disagreement by or with Mr. Assis on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK GLOBAL INNOVATIONS INC.

By:	/s/ Tal Gilat
Name: Tal Gilat
Title: President and Chief Executive Officer

Date:  October 2, 2014